Exhibit 10.40

December 1, 2016

PERSONAL AND CONFIDENTIAL

[Name]

Re:Special Bonus Award

Dear [Name]:

In recognition of your continued service to DDR Corp. ( “Company”), the Company hereby provides to you an opportunity to earn a one-time, special bonus award (the “Bonus”) if you meet certain requirements.  This letter agreement (“Bonus Letter”) sets forth the terms and conditions of your Bonus opportunity, including the requirements that you must meet to receive any Bonus payout.  You must sign and return the enclosed copy of this Bonus Letter within seven (7) days of the date of this Bonus Letter to be eligible for the Bonus.

1.Bonus Opportunity.  Subject to Section 2 below, if you remain in the continuous employ of the Company through January 1, 2018, you will be entitled to a Bonus payout in an amount equal to your Company-provided target annual cash incentive opportunity as in effect on March 1, 2017.  If earned, the Bonus will be paid to you in a lump sum (less applicable tax withholdings) within 30 days following January 1, 2018.  Except as otherwise provided in Section 2, this Bonus Letter will automatically terminate, and no Bonus will be earned, if your employment with the Company terminates for any reason prior to January 1, 2018. In the event that you are on an approved leave of absence as of January 1, 2018, the Bonus will be earned as of the date of your return from leave and paid to you in a lump sum (less applicable tax withholdings) within 30 days following your return.

2.Certain Terminations of Employment.  If, prior to January 1, 2018 and at a time when this Bonus Letter is still in effect, your employment with the Company is terminated (i) by the Company without Cause (as defined below), (ii) by the Company due to Disability (as defined below) or (iii) by reason of death, then you will be entitled to a Bonus in an amount equal to (a) if the termination occurs prior to March 1, 2017, your Company-provided target annual cash incentive opportunity as in effect on the date of such termination of employment, or (b) if the termination occurs on March 1, 2017 or thereafter through January 1, 2018, your Company-provided target annual cash incentive opportunity as in effect on March 1, 2017.  If earned, the Bonus will be paid to you in a lump sum (less applicable tax withholdings) within 30 days following the date of such termination of employment.

3.Not in Lieu of Annual Cash Incentive Opportunity.  For the avoidance of doubt, the Bonus opportunity described in this Bonus Letter is in addition to, and not in lieu of, any annual cash incentive opportunity with the Company that may otherwise be applicable to you.

4.Certain Defined Terms.

(a)	Cause. For purposes of this Bonus Letter, “Cause” has both the meaning ascribed to such term in your change in control or similar agreement with the Company or any subsidiary of the Company (an “Individual Agreement”), if any, plus “Cause” also means the occurrence of any of the following circumstances:  (i) your indictment for, or plea of guilty or nolo contendere to, a felony or a crime involving dishonesty, fraud, or moral turpitude; (ii) conduct by you that brings the Company or any subsidiary or affiliate of the Company into public disgrace or disrepute; (iii) you commit an act that is not, or a series of acts that are not, taken in good faith and the commission of such act or series of acts results in material injury to the business reputation of the Company; (iv) gross negligence or gross misconduct by you with respect to the Company or any subsidiary or affiliate of the Company; (v) you commit an act or series of repeated acts of dishonesty that are materially inimical to the best interests of the Company; (vi) you fail to follow the lawful directions of your direct supervisor, which is not cured within three days after written notice thereof to you; (vii) other than as a result of Disability, you consistently fail to perform your duties and responsibilities to the Company and the failure continues for 15 days after the Company has advised you in writing of that failure; or (viii) you have materially breached any provision of this Bonus Letter or any other agreement between you and the Company or any subsidiary or affiliate of the Company and the breach has not been cured in all substantial respects within 30 days after the Company has advised you in writing of the nature of the breach.

The Company will, unless otherwise provided in your Individual Agreement, have the sole discretion to determine whether Cause exists for purposes of this Bonus Letter, and its reasonable determination will be final.

(b)	Disability. For purposes of this Bonus Letter, “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

5.Tax Withholding.  The Company may withhold from any payments owed to you under this Bonus Letter all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.  Notwithstanding any other provision of this Bonus Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

6.Confidentiality.  The provisions of this Bonus Letter are confidential.  You may not disclose, publicize or discuss any of the terms or conditions of this Bonus Letter with anyone except your spouse, if any, or your attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice.  If you disclose, publicize, or discuss any of the terms or conditions of this Bonus Letter with any other person (including any current or former employee of the Company, but excluding your spouse, attorney, financial advisor and/or tax advisor), you will forfeit your right to any Bonus opportunity.  Further, if you disclose, publicize, or discuss any of the terms or conditions of this Bonus Letter with your spouse, attorney, financial advisor and/or tax advisor and such individual discloses the terms or conditions of this Bonus Letter to any other person, you will forfeit your right to any Bonus opportunity.

7.Complete Agreement.  This Bonus Letter embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8.Successors and Assigns. This Bonus Letter will bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party.  Notwithstanding the foregoing, you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to (a) any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets or (b) any affiliate of the Company, provided such successor or affiliate assumes the liabilities of the Company hereunder.

9.Amendment and Waiver.  The provisions of this Bonus Letter may be amended or waived only with the prior written consent of the Company and you.

10.Governing Law. The parties to this Bonus Letter agree that this Bonus Letter shall be construed in accordance with Ohio law, that any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Cuyahoga County, Ohio, and that this Bonus Letter shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party.

11.Counterparts.  This Bonus Letter may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

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Please be aware that this Bonus Letter does not constitute an offer or guarantee of employment with the Company or any of its subsidiaries or affiliates.

Very truly yours,

DDR CORP.

By: _______________________

Name: Craig A. Schultz
Title:   Senior Vice President of Strategic

            Finance & Tax

ACKNOWLEDGED AND AGREED, with the effect set forth above,

Recipient Name: [Name]Date

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